UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2005

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 888-0895

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On November 4, 2005, Dune Energy, Inc. (“we” or the "Company") amended and restated our Asset Purchase and Sale Agreement (as so amended and restated, the “Agreement”) with Voyager Partners, Ltd. (“Seller”). Pursuant to the Agreement, we will acquire 95% of Seller’s producing and non-producing natural gas properties and related property and equipment (the “Assets”) located in the North Texas Fort Worth Basin (the “Acquisition”). Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Agreement, a copy of which is filed as Exhibit 99.1 hereto, and which is incorporated by reference. The disclosure contained herein is intended merely as a summary of the material provisions of the Agreement, and for the complete terms of the Agreement, reference should be made to Exhibit 99.1 hereto. Also attached as Exhibit 99.2 is a copy of the Company’s press release dated June 14, 2005, announcing the signing of the Agreement.

     In the event that Seller delivers all of the Barnett Shale Assets, then the total base consideration payable for the Acquisition will be $68,285,909 (the “Base Consideration”), subject to reduction for Advances previously made by Buyer to Seller and other adjustments set forth in the Agreement. The increase in the Base Consideration since the signing of the original Agreement in June is attributable to (i) higher Allocated Values (less than 15%) for the Assets and (ii) the substitution of certain new Assets for Assets that are no longer part of the Acquisition.

     The Agreement divides the Assets into three (3) tranches, each of which has a separate Closing Date. The Closing Date with respect to the Tranche 1 Assets is scheduled for December 15, 2005, and the parties have agreed that the Allocated Values of the Tranche 1 Assets must be at least $25,000,000. In the event that a closing of at least $25,000,000 of Allocated Values has not occurred by December 15, 2005, then Seller may terminate the Agreement. So long as a timely closing of the Tranche 1 Assets has occurred, then the parties have agreed to permit rolling closings of Tranche 2 Assets between January 5, 2006 and February 28, 2006. The Allocated Values of the Tranche 2 Assets approximates $20,000,000. Within seventy-five (75) days after the Seller notifies us that it has satisfied certain conditions with respect to the Tranche 3 Assets, we will be obligated to close on the Tranche 3 Assets. The Allocated Values of the Tranche 3 Assets approximates $23,000,000. Each of the Closings is subject to the satisfaction of various conditions, including our ability to obtain financing, and there can be no assurances that any of the contemplated Closings will occur. Furthermore, given the scarcity of drilling rigs, it is possible that we might not be able to secure one or more rigs that would enable us to meet certain drilling obligations on leases underlying the Assets. If we are unable to secure rigs in time for us to satisfy our prospective drilling requirements, then we may elect not to proceed with the Acquisition.

     Presently, Seller is not selling, and we are not buying, the remaining 5% of Seller’s interests in the Assets (the “Retained Interests”). However, for a period of ninety (90) days following the full and final satisfaction by certain Voyager affiliates of their obligations under a settlement agreement with the Dan Hughes Group, Seller has the right and option to sell to us, and we have the right and option to buy from Seller, the Designated Retained Interests for a price determined in accordance with Section 8.4 of the Agreement. Similarly, for a period of ninety (90) days after the first anniversary after the date of execution of leases comprising the Tranche 3 Assets, Seller shall have the right and option to cause us to purchase from Seller the Tranche 3 Retained Interests in accordance with Section 8.4 of the Agreement. Any purchase of Retained Interests will relate back to January 1st of the year in which such option to purchase (or option to cause the purchase) is exercised.

     As a condition to our obligation to close the Acquisition, an affiliate of Seller which is currently operating the Barnett Shale Assets (“Seller’s Operator”) must enter into a Transitional Matters Agreement as of the date of the Closing (“Closing Date”) for the Tranche 1 Asstes whereby Seller’s Operator will operate the Barnett Shale Assets for us on a contract basis after the Tranche 1 Asset Closing, while Dune Operating Company (“DOC”), a wholly owned subsidiary of the Company, will be the operator of record. Under the Transitional Matters Agreement, Seller’s Operator will provide DOC with certain operating, accounting, and administrative services with respect to the Barnett Shale Assets for up to 12 months after the Tranche 1 Asset Closing, subject to our right to extend the term on a month-to-month basis.

     Prior to the Closing Date for each Tranche of Assets, Seller is obligated to use reasonable commercial efforts to obtain, at its cost, the rights to certain additional oil and gas leases (“Additional Leases”) and to transfer them to us, at such Closing or within 120 days after the date of such Closing, as though they were Barnett Shale Assets covered by the Agreement. The Additional Leases are to cover additional well locations for the development of proved undeveloped Barnett Shale reserves. For each Additional Lease which Seller is unable to obtain within 120 days after a Closing Date, we will be entitled under the Agreement to reduce the Base Consideration by the Allocated Value for each proposed well location.

     As another condition to our obligation to close the Acquisition, Seller and certain of its principals and affiliates, as the assignors (the “Assignors”), must enter into with us (as the Assignee) at the Closing for the Tranche 1 Assets, an Area of Mutual Interest Agreement (the “AMI Agreement”). The area of mutual interest or “AMI” defined in the AMI Agreement includes, as a general matter, the area within approximately two (2) miles of the exterior boundaries of the existing leases included in the Barnett Shale Assets. The AMI Agreement provides that if, during the period of 24 calendar months beginning on the Closing Date for the Tranche 1 Assets (the “Effective Date”), any of the Assignors acquires an oil or gas lease or an interest therein covering any of the lands located in the AMI (the “Acquired Interest”), then Assignors must first offer us the option to acquire 95% of the Acquired Interest.

     During the first nine (9) months following the Effective Date, we may, but are not obligated, to purchase any Acquired Interests brought to us by Assignors. Thereafter, provided that Assignors tender sufficient Qualified Acquired Interests (defined below), then we are obligated to purchase $2.75 million of such Qualified Acquired Interests in the last three (3) months of the first twelve (12) months following the Effective Date and an additional $2.75 million of such Qualified Acquired Interests in the second 12 months following the Effective Date. In order for our obligation to purchase an Acquired Interest to arise, the Acquired Interest must (i) cover at least 40 acres in the case of a vertical location and 120 acres in the case of a horizontal location, (ii) overlay Barnett Shale formation gas reserves that qualify as “proved” or “proved undeveloped,” (iii) not be subject to a drilling obligation within 180 days after the date of its execution and (iv) have clear title (a “Qualified Acquired Interest”). The price to be paid for a Qualified Acquired Interest is based on several factors, including the number of wells and well types, the reserve category (proved or probable), and the price of natural gas at the time of acquisition.

     Seller has represented that it is in the process of becoming a 20% to 49% limited partner in three (3) or more limited partnerships, the purpose of which is to design, construct, lay, own, operate and maintain natural gas gathering pipelines in the same general geographic area as the Barnett Shale Assets. The Agreement gives us the option, within 90 days after the later of the Closing Date for the Tranche 1 Assets or the date as of which each such limited partnership is formed, to acquire 80% of Seller’s interests in each such limited partnership for a price equal to 100% of the initial contribution to capital which Seller is required to make into such limited partnership.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Amended and Restated Asset Purchase and Sale Agreement dated November 4, 2005 between the Company and Voyager

99.2	Press Release dated November 7, 2005 announcing the signing of an Amended and Restated Asset Purchase and Sale Agreement between the Company and Voyager

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	November 7, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Asset Purchase and Sale Agreement dated November 4, 2005 between the Company and Voyager

99.2	Press Release dated November 7, 2005 announcing the signing of an Amended and Restated Asset Purchase and Sale Agreement between the Company and Voyager